Exhibit 11.1

CORPORATE EXPRESS, INC.
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

PRIMARY EARNINGS PER SHARE


                                                       Three Months Ended                      Six Months Ended
                                            -------------------------------------    --------------------------------------
                                               August 30,          August 31,           August 30,           August 31,
                                                  1997                1996                 1997                 1996
                                            -----------------   -----------------    -----------------    -----------------
Pro forma net income                                $ 14,567            $ 13,090             $ 24,589             $ 24,842
                                            =================   =================    =================    =================

Pro forma net income per share                      $   0.11            $   0.10             $   0.18             $   0.19
                                            =================   =================    =================    =================



Weighted average shares outstanding                  129,574             119,700              128,196              119,100

Common Stock Equivalents:
       Stock options and warrants                      7,487               9,261                5,590                9,167
                                            -----------------   -----------------    -----------------    -----------------


Total weighted average shares outstanding            137,061             128,961              133,786              128,267
                                            =================   =================    =================    =================

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.